Exhibit 10.1

AMENDMENT TO AMENDED

AND RESTATED PROMOTION AGREEMENT

This Amendment to Amended and Restated Promotion Agreement (this “Amendment”) is made as of February 16, 2009.

BY AND BETWEEN:

Depomed, Inc., a California corporation having its principal place of business at 1360 O’Brien Drive, Menlo Park, CA 94025 (hereafter “Depomed”),

AND:

Watson Pharma, Inc., a Delaware corporation having its principal place of business at 360 Mount Kemble Avenue, Morristown, NJ 07960 (hereafter “Watson”).

WITNESSETH:

WHEREAS, Watson and Depomed (hereafter “the Parties”) entered into an Amended and Restated Promotion Agreement on September 18, 2007 (the “Agreement”), whereby Depomed engaged Watson to promote and market Proquin® XR (“Product”) in the U.S. and its territories (“Territory”);

WHEREAS, the Parties now wish to further amend the Agreement pursuant to the conditions set forth herein.

NOW THEREFORE, it is mutually agreed as follows:

1.             Section 4.1 Product Promotion.  Subsections (h) through (j) shall be replaced in their entirety with the following new subsections:

“(h)         During the Agreement Quarter beginning on January 1, 2009, Watson shall perform a minimum of 10,000 P2 Details and 6,000 sample calls to Professionals on the Watson Physician List within both the Urology Field and Ob/GYN Field, which are current prescribers of the Product.”

“(i)          During each of the Agreement Quarters beginning on April 1, 2009 and ending December 31, 2009, Watson shall perform a minimum of 6,000 sample calls to Professionals on the Watson Physician List.”

“(j)          [Intentionally omitted]”

2.             Section 6.1 Obligations of Depomed.  This Section shall be replaced in its entirety with the following:

“6.1         [Intentionally Omitted]”

3.             Section 6.3 Volume Forecasts.  This Section shall be replaced in its entirety with the following:

“6.3         Volume Forecasts.  From and after February 1, 2009, neither Party shall have any obligations under this Agreement in respect of the Volume Forecast.”

4.             Section 6.5 Samples.  The following subsection shall be inserted as subsection (d):

“(d)         The Parties hereby agree that Watson shall not pay for any further Samples after it receives its final order of approximately 93,000 Samples, which is expected to be delivered to Watson in February 2009.  Unless otherwise instructed by Depomed, Watson shall endeavor to allocate its supply of Samples among the 10,000 P2 Details and 24,000 sample calls to be delivered pursuant to Section 4.1(h) and 4.1(i).  Once Watson has exhausted its inventory of Samples, Depomed shall bear all expenses related to providing further Samples to Watson for distribution by Watson’s Sales Representatives throughout the remainder of the Initial Term. Watson will retain responsibility and sole expense for distributing such Samples to its Sales Representatives, as well as, securing the return, disposal and reconciliation from any discontinued Sales Representatives throughout the remainder of the Initial Term.  At Depomed’s request, any Samples remaining at the end of the Initial Term will either be returned to Depomed or disposed of by Watson at Watson’s sole cost and expense; provided, however, that (i) any Samples not paid for by Watson as contemplated by this Section or (ii) any Samples paid for by Watson and in its possession as of an Early Termination notice by Depomed pursuant to Section 8.2, shall be returned to Depomed or disposed of by Watson at Depomed’s sole cost and expense.”

5.             Section 7.1 Promotion Fees.  The first sentence shall be replaced in its entirety with the following sentence:

“(a) In consideration for Watson’s performance of its obligations under this Agreement, for each Agreement Quarter beginning with the Agreement Quarter ending on December 31, 2007, through the Agreement Quarter ending December 31, 2008, Depomed shall pay promotion fees (the “promotion Fees”) in an amount equal to 65% of the Field Gross Margin for such Agreement Quarter.  For any period beginning on or after January 1, 2009, Depomed shall have no obligation to (i) pay promotion fees to Watson pursuant to Section 7.1(a), (ii) provide Watson with the report described in Section 7.1(b), or (iii) maintain or make available records pursuant to Section 7.2.”

6.             Section 8.1 Term.  This Section shall be restated and replaced in its entirety with the following:

“Section 8.1           Term. The term of this Agreement shall commence on the Initial Effective Date and shall continue, unless terminated sooner in accordance with this Article VIII, until December 31, 2009 (the “Initial Term”).”

7.             Section 8.2 Early Termination.  This Section shall be restated and replaced in its entirety with the following:

“Section 8.2           Early Termination.  Depomed may terminate this Agreement upon 10 days’ written notice to Watson.”

8.             Section 8.7 (d) Effect of Termination.  To the end of this Section, insert the following:

“In addition, upon the expiration or termination of this Agreement, Depomed shall cease all use of any Watson Trademarks listed in Schedule 1.92 in the Territory.”

9.             Section 8.7 Effect of Termination.  To the end of this Section, insert the following new sections:

“(e)         Upon the expiration or termination of this Agreement, each party agrees not to engage in any form of conduct, or make any statements or representations related to this Agreement or the relationship between the Parties that disparage or otherwise harm the other party’s reputation, good will or commercial interest.”

“(f)          Upon the expiration or termination of this Agreement, Watson shall provide Depomed with the Watson Physician List, which Watson Physician List may be used solely for the purpose of promoting the Product.”

“(g)         During the Initial Term, if requested by Depomed, Watson shall make available to Depomed for consultation (in an aggregate amount not to exceed more than 15 hours per month) representatives of Watson responsible for the Promotion of the Product for the purpose of responding to inquiries and requests for information related to Watson’s Promotion of the Product under this Agreement, in order to facilitate the orderly transition of Promotion of the Product to Depomed or a Third Party.”

Except as specifically amended by this Amendment, all terms and conditions of the Agreement remain in full force and effect, and this Amendment shall deemed to be part a part of the Agreement.

This Amendment may be further amended or modified, or any provision hereof waiver, only by a written instrument executed by the Parties hereto.

This Second Amendment may be executed in counterparts and delivered by facsimile.

IN WITNESS WHEROF, the Parties hereto have caused this Amendment to duly executed by their respective officers.

Depomed, Inc.		Watson Pharma, Inc

By:	/s/ Carl A. Pelzel	By:	/s/ Edward F. Heimers, Jr.
Name:	Carl A. Pelzel	Name:	Edward F. Heimers, Jr.
Title: President and CEO		Title:	President, Brand Division

Date: 2/18/2009		Date: 2/18/2009